Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Director, Investor Relations 651-236-5158

NEWS	For Immediate Release	October 8, 2007

H.B. Fuller Makes Strategic Portfolio Move,

Exits Automotive Joint Venture

ST. PAUL, Minnesota – H.B. Fuller Company (NYSE: FUL) announced today that it has reached a definitive agreement to sell the entire stake in its automotive joint venture to the principal joint venture partner, EMS CHEMIE Holding AG of Switzerland, for a purchase price of $80 million dollars. H.B. Fuller entered into the joint venture with EMS CHEMIE in 1997.

The North American portion of the joint venture, which the Company had consolidated with its financial results, has three manufacturing plants and employs approximately 150 people in the United States. On a trailing twelve-month basis, it generated net revenue of $74.5 million and an operating loss, with fully allocated corporate costs, of $3.4 million. The associated minority interest in income was $400 thousand over the same time period. The European and Asian portions of the joint venture, which were accounted for by the Company under the equity method, generated income from equity investments of $6.2 million on a trailing twelve-month basis. As a result of the announced agreement, the company intends to present all of the results of its automotive joint venture as “Discontinued Operations” for all periods reported.

“This divestiture is another step in H.B. Fuller’s transformation and will enable us to concentrate our efforts more fully on providing integrated solutions and value-added offerings to our segments of focus,” said Michele Volpi, president and chief executive officer. “By focusing on the most attractive areas where we have both market leadership and generate the highest return on gross investment (ROGI), we are better positioning the company to capitalize on more strategic growth opportunities in the future.”

The transaction is expected to be immediately accretive to ROGI and further improve the Company’s profitability profile consistent with its recently announced long-term goals. Additionally, the Company anticipates this transaction will generate a one-time positive impact to pre-tax income of $10 to $13 million. This includes the expected gain on the sale, partially offset by certain transaction-related costs. Aside from this one-time positive impact, the transaction is not expected to have a material effect on the Company’s net income in the fourth quarter; however, it will be slightly dilutive in fiscal year 2008, by between $0.03 and $0.05 per diluted share. The dilution in 2008 is the result of certain allocated corporate costs remaining after the transaction is complete, loss of the corresponding earnings from equity investments, and the timing of the reinvestment of the after-tax proceeds. The Company has plans in place to execute upon once the transaction is closed to minimize the dilution. These plans may include reducing corporate costs that remain and utilizing the after-tax proceeds to optimize its capital structure.

The Company presently expects the transaction to close by the end of its fourth quarter. The transaction is subject to customary closing conditions and regulatory approvals.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2006 net revenue of $1.472 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 6, 2007, July 6, 2007, and October 5, 2007 and 10-K filing of February 15, 2007. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.